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March 31, 2005


Regions Morgan Keegan Select Funds
50 North Front Street
Memphis, Tennessee 38103

Ladies and Gentlemen:

     We have acted as counsel to Regions Morgan Keegan Select Funds, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 45 to the Trust's Registration Statement on Form N-1A (File Nos. 33-44737; 811-6511) (the "Post-Effective Amendment"), registering an indefinite number of Class A shares of beneficial interest of Regions Morgan Keegan Select Treasury Money Market Fund and Regions Morgan Keegan Select Government Money Market Fund and Class A shares, Class C shares and Class I shares of beneficial interest of Regions Morgan Keegan Select Mid Cap Growth Fund, Regions Morgan Keegan Select Growth Fund, Regions Morgan Keegan Select Mid Cap Value Fund, Regions Morgan Keegan Select Value Fund, Regions Morgan Keegan Select Balanced Fund, Regions Morgan Keegan Select Fixed Income Fund, Regions Morgan Keegan Select Limited Maturity Government Fund and Regions Morgan Keegan Select Intermediate Tax Exempt Bond Fund, each a series of the Trust, (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").

     You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Declaration of Trust, as amended (the "Governing Instrument") and Bylaws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.


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Regions Morgan Keegan Select Funds
March 31, 2005
Page 2



     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

     2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and non-assessable. In this regard, however, we note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

     This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                 Very truly yours,

                                 /s/ Kirkpatrick & Lockhart Nicholson Graham LLP

                                 Kirkpatrick & Lockhart Nicholson Graham LLP